Exhibit 21.1
List of Subsidiaries of Ascend Wellness Holdings, Inc.

	Entity Legal Name	State
1.	Ascend Mass, Inc.	Delaware
2.	Massgrow, Inc.	Delaware
3.	AGP Investments, LLC	Delaware
4.	AWH Pennsylvania, LLC	Delaware
5.	Ascend Illinois II, LLC	Illinois
6.	AWH Fairview, LLC	Illinois
7.	Ascend Illinois, LLC	Illinois
8.	Revolution Cannabis - Barry, LLC	Illinois
9.	Springfield Partners II, LLC	Illinois
10.	AWH Fairview Opco, LLC	Illinois
11.	Healthcentral, LLC	Illinois
12.	AWH Springfield Opco, LLC	Illinois
13.	Ascend Illinois Holdings, LLC	Illinois
14.	MOCA LLC	Illinois
15.	Chicago Alternative Health Center, LLC	Illinois
16.	Chicago Alternative Health Center Holdings, LLC	Illinois
17.	Ascend Mass Holdco, LLC	Massachusetts
18.	Ascend Mass, LLC	Massachusetts
19.	Massgrow, LLC	Massachusetts
20.	Ascend Athol RE LLC	Massachusetts
21.	Ascend Friend Street RE LLC	Massachusetts
22.	Southcoast Apothecary, LLC	Massachusetts
23.	Blue Jay RE, LLC	Massachusetts
24.	Blue Jay Botanicals Holdings, LLC	Massachusetts
25.	Met Real Estate, LLC	Massachusetts
26.	AWH Mgmt Grp LLC	Massachusetts
27.	Mass Mgmt Grp, LLC	Massachusetts
28.	AWHM, LLC	Michigan
29.	FPAW Michigan 2, Inc.	Michigan
30.	FPAW Michigan, LLC	Michigan
31.	MSP MGMT GRP LLC	Michigan
32.	AWH NJ Holdco, LLC	New Jersey
33.	Ascend GI Borrower, LLC	New Jersey
34.	Ascend New Jersey, LLC	New Jersey
35.	AW Franklin LLC	New Jersey
36.	NJ MGMT GRP LLC	New Jersey
37.	AWH New York, LLC	New York
38.	NY Mgmt Grp, LLC	New York
39.	Ascend Ohio, LLC	Ohio
40.	BCCO, LLC	Ohio

41.	Ohio Cannabis Clinic LLC	Ohio
42.	Marichron Properties, LLC	Ohio
43.	Hemma Operations, LLC	Ohio
44.	Hemma, LLC	Ohio
45.	Ohio Mgmt Grp LLC	Ohio
46.	Ascend Virginia, LLC	Virginia